Exhibit 99.1

FOR IMMEDIATE RELEASE
David Kelley
224-727-2535
dkelley@littelfuse.com

Littelfuse Announces CEO Retirement and Leadership Transition

•	CEO David Heinzmann to retire after a distinguished 40-year career

•	Industry veteran and board director Dr. Greg Henderson appointed CEO

Chicago, January 13, 2025 — Littelfuse, Inc. (NASDAQ: LFUS), a diversified industrial technology manufacturing company empowering a sustainable, connected, and safer world, today announced that David (“Dave”) Heinzmann, President and Chief Executive Officer, has informed the Board of Directors of his intention to retire as President and CEO. The Board has appointed Dr. Greg Henderson, a member of the Littelfuse Board of Directors, as President and Chief Executive Officer effective February 10, 2025. Mr. Heinzmann will remain on the Littelfuse Board through April 2025 and, to support a seamless transition, serve as an advisor to the Company through August 10, 2025.

Gordon Hunter, Littelfuse Chairman of the Board, commented, “On behalf of the Board of Directors, I want to thank Dave for his 40 years of distinguished leadership and substantial contributions across numerous roles. As CEO, Dave has been an exceptional leader and his passion for Littelfuse, our people, and our customers has been instrumental in guiding the Company’s growth, innovations, and industry impact.”

Regarding Greg Henderson’s appointment as President and CEO, Mr. Hunter added, “Greg brings a wealth of experience across our industry, end markets and technologies, as well as broad familiarity with Littelfuse through his service as a member of our Board of Directors. Greg has a strong track record of value creation as well as extensive technical skills and management experience, most recently leading Analog Devices’ Automotive & Energy, Communications, and Aerospace Group. Greg has been a thoughtful voice on our board, and I am confident he is well prepared to lead Littelfuse into its next chapter of growth and success.”

Mr. Heinzmann said, “It has been a privilege to lead Littelfuse for the past 8 years, and I want to thank our customers, associates, and shareholders for their ongoing support. I am proud of the team and culture we have built, and what we have accomplished executing our growth strategy over this time. I’m confident Greg will continue to build on this success, as he has the ideal skillset and experience to lead our company in our next stage of growth. I look forward to supporting him through this transition.”

“I am honored to lead this great company,” said Dr. Henderson. “Littelfuse has an extensive track record of product leadership and technology innovation, driving meaningful growth and success over its 98-year history. I am excited to help steward the next phase of the Littelfuse growth journey alongside our talented global teams. I look forward to building on the strong foundation that Dave and the leadership team have established as we enable the future needs of our diverse customer base across our broad end markets.”

With the CEO transition taking effect on February 10, 2025, the Company has made the decision to postpone the previously planned February 26, 2025, Investor Day to a later date.

About Greg Henderson
Dr. Greg Henderson, 56, has been a member of the Littelfuse Board of Directors since May 2023. From 2017 to 2024, Dr. Henderson served as the Senior Vice President of the Automotive & Energy, Communications, and Aerospace Group for Analog Devices, Inc. (NASDAQ: ADI), a semiconductor company specializing in data conversion, signal processing and power management technology. Previously, he served as Vice President of the RF and Microwave Business for Analog Devices from 2014 to 2017, and as Vice President of the RF and Microwave Business for Hittite Microwave Corporation until its acquisition by Analog Devices in 2014. Before joining Hittite, Dr. Henderson held various positions of increasing technical and leadership responsibility at Harris Corporation, Tyco Electronics, TriQuint Semiconductor, and IBM (NYSE: IBM). Dr. Henderson holds a bachelor’s degree in electrical engineering from Texas Tech University and a Ph.D. in electrical engineering from the Georgia Institute of Technology.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 16,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation, and electronics end markets–everywhere, every day. Learn more at Littelfuse.com.

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